Exhibit 3.1

AMENDMENT TO THE CERTIFICATE OF
INCORPORATION

OF

KENERGY SCIENTIFIC, INC.

KENERGY SCIENTIFIC, INC., formerly SpeechSwitch Corp., a corporation organized and existing under the laws of the State of New Jersey (the “Corporation”), hereby certifies as follows:

1. The name of the corporation is now KENERGY SCIENTIFIC, INC. changed by properly filed and approved Amendment from its original name,
SpeechSwitch Corp., on May 5, 2011. The Amended and Restated Certificate of Incorporation of the original Corporation (SpeechSwitch Corp.) was filed by the New Jersey Treasurer on January 10, 2005.

2. This Amendment to the Certificate of Incorporation herein certified was authorized by the unanimous written consent of the Board of Directors on February 15, 2012 and adopted by the shareholders through written consent in lieu of meeting of a majority of the voting common stock shares of the Corporation on February 15, 2012 pursuant to the New Jersey Business Corporation Act of the State of New Jersey (the Corporation Law).

3. The Amendment to the Certificate of Incorporation herein certified effects the change to Article III Class A Common Stock Shares whereby the number of authorized Class A Common Stock Shares shall be increased from One Hundred Twenty Five Million (125,000,000) to Six Hundred Twenty Five Million (625,000,000). Prior to this Amendment, there were 125,000,000 Class A common stock shares authorized, of which 12,405,788 have been issued. To accomplish the foregoing amendment, the first paragraph of Article III Capital Stock shall be deleted in its entirety and replaced with the following:

1

“The aggregate number of shares which the Corporation shall have authority to issue is 696,000,000 shares of common stock and preferred stock. The stock of this corporation shall be divided into four classes consisting of:

Class A Common Stock	625,000,000 shares authorized, no par value per share
Class B Common Stock	50,000,000 shares authorized, $.01 par value per share
Class C Common Stock	20,000,000 shares authorized, $.01 par value per share
Preferred Stock	1,000,000 shares authorized, $1 par value per share, and

IN WITNESS WHEREOF, the Corporation has caused this Amendment of the Certificate of Incorporation to be executed by a duly authorized officer on February 15, 2012.

By:    /s/ Kenneth P. Glynn
Kenneth P. Glynn
President and Chief Executive Officer